Exhibit 12.1

INTEL CORPORATION 2011 FORM 10-K

STATEMENT SETTING FORTH THE COMPUTATION

OF RATIOS OF EARNINGS TO FIXED CHARGES FOR INTEL CORPORATION

(In Millions, Except Ratios)

	000,000		000,000		000,000		000,000		000,000
	Years Ended
	Dec. 31, 2011		Dec. 25, 2010		Dec. 26, 2009		Dec. 27, 2008		Dec. 29, 2007
Earnings[1]	$18,068		$16,221		$5,887		$8,002		$9,166
Adjustments:
Add - Fixed charges	226		181		136		158		129
Subtract - Capitalized interest	(150)		(134)		(86)		(86)		(57)

Earnings and fixed charges (net of capitalized interest)	$18,144		$16,268		$5,937		$8,074		$9,238

Fixed Charges:
Interest[2]	$41		$—		$1		$8		$15
Capitalized interest	150		134		86		86		57
Estimated interest component of rental expense	35		47		49		64		57

Total	$226		$181		$136		$158		$129

Ratio of earnings before taxes and fixed charges, to fixed charges	80	x	90	x	44	x	51	x	72	x

[1]	After adjustments required by Item 503(d) of Regulation S-K.

[2]	Interest within provision for taxes on the consolidated statements of income is not included.